Exhibit 10.11

Form Agreement

Non-Employee Director Awards

QC HOLDINGS, INC.

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of                  , 200   (the “Grant Date”), is made between QC Holdings, Inc., a Kansas corporation (the “Company”), and                     , a director of the Company (“Director”).

RECITALS:

1. The Company has adopted the 2004 Equity Inventive Plan (the “Plan”), which was approved by the stockholders of the Company on July 7, 2004.

2. The Plan provides, among other things, for the grant of restricted stock awards by the Compensation Committee of the Board of Directors of the Company (the “Committee”) to eligible directors of the Company in accordance with the terms and provisions of the Plan.

3. Director is a non-employee director who is eligible for a grant of restricted stock pursuant to the Plan.

4. Director wishes to accept this award of restricted stock, subject to the terms and conditions set forth in this Agreement and the Plan.

AGREEMENTS:

NOW, THEREFORE, the parties agree as follows:

1. Incorporation of the Plan. Director acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions of the Plan. The Plan is incorporated in this Agreement by reference, and all terms, conditions and provisions contained in the Plan are deemed to be contained in this Agreement. Any conflict between the terms of this Agreement and the terms of the Plan will be resolved by the Committee, whose determination will be final and binding on all parties. In general, and except as otherwise determined by the Committee, the provisions of the Plan will supersede the provisions of this Agreement to the extent of any conflict between the Plan and this Agreement. Capitalized terms used in this Agreement have the meanings given those terms in the Plan unless otherwise defined in this Agreement or unless the context requires otherwise.

2. Restricted Stock Award. The Committee awards to Director 2,500 shares of Common Stock of the Company, par value $0.01 per share (“Common Stock”), subject to the terms, conditions and restrictions set forth in this Agreement and the Plan (the “Restricted Stock”). The Restricted Stock is 100% vested as of the date hereof.

3. Restrictions. Notwithstanding the fact that the Restricted Stock is fully vested, Director agrees that Director will not sell, assign, margin, transfer, encumber, convey, give, alienate, hypothecate, pledge or otherwise dispose of any shares of Restricted Stock, except a transfer by will or the laws of descent and distribution, for a period of six months following the Grant Date. Any attempt to sell, assign, margin, transfer, encumber, convey, give, alienate, hypothecate, pledge or otherwise dispose of the shares of Restricted Stock, while restricted, will be void and ineffective, will give no right to any purported transferee, and may, at the discretion of the Committee, result in forfeiture of those shares of Restricted Stock.

4. Issuance of Shares. Following payment by Director of any applicable withholding taxes, the Company will promptly cause to be issued a certificate or certificates, registered in the name of Director or in the name of Director’s designee, evidencing the Restricted Stock and will cause the certificate or certificates to be delivered to Director or Director’s designee, free of any restrictive legend or stop-transfer order.

5. Stockholder Rights. Director is entitled to all the rights of absolute ownership of the Restricted Stock, including the right to vote those shares of Restricted Stock and to receive dividends thereon if, as, and when declared by the Board of Directors of the Company, subject, however, to the terms, conditions and restrictions described in the Plan and this Agreement. If any dividends or other distributions with respect to the Restricted Stock are paid in Common Stock or other securities of the Company, that Common Stock or other securities will be subject to the same restrictions specified in Section 3 as the shares of Restricted Stock with respect to which they are paid.

6. Government Regulations, Registration and Listing of Stock. This Agreement, this Restricted Stock award and the Company’s obligation to deliver Common Stock evidencing the Restricted Stock under this Agreement will be subject to all applicable federal, state and local laws, rules and regulations and to such approvals which may be required by regulatory or governmental agencies. Director represents and covenants that if in the future Director decides to offer or dispose of any of the Restricted Stock subject to this Agreement or interest therein, Director will do so only in compliance with this Agreement, the Securities Act of 1933, as amended, and all the applicable state securities laws.

7. Agreement Respecting Taxes. Director agrees to pay to the Company, or to make arrangements satisfactory to the Company for the payment of, any federal, state or local taxes of any kind required by law to be withheld or paid with respect to the Restricted Stock or this Restricted Stock award. In addition, Director acknowledges and agrees that the Company has the right, to the maximum extent permitted by law, to deduct from any compensation, other payments or awards otherwise due to Director, any taxes described in the previous sentence required by law to be withheld or paid with respect to the Restricted Stock or this Restricted Stock award. Finally, Director acknowledges that he or she is aware that any taxes referred to in this Section 7 may be due upon the vesting of the Restricted Stock.

8. Notices. Any notice under this Agreement to the Company must be addressed to the Company at 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210, to the attention of Chief Financial Officer. Any notice under this Agreement to Director must be addressed to Director at the address set forth below Director’s signature hereto, subject to the right of either party to designate in writing a different address.

9. Amendment. The Committee may at any time unilaterally amend the terms and conditions pertaining to the Restricted Stock award; except that any amendment that is adverse to Director will require Director’s written consent.

10. Miscellaneous. This Agreement contains a complete statement of all the arrangements between the Company and Director with respect to its subject matter. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Kansas applicable to agreements made and to be performed exclusively in the State of Kansas. The headings in this Agreement are solely for convenience of reference and will not affect its meaning or interpretation.

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IN WITNESS WHEREOF, the Company has caused this Restricted Stock Award Agreement to be executed by its duly authorized officer and Director has executed this Agreement as of the day and year first above written.

QC HOLDINGS, INC.

By:
Printed Name:
Title:

DIRECTOR:

Printed Name:

Address: